Exhibit 99.1

Contact: Phone: Email:	Janice McDill 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Receives $18 Million
Financing Commitment from Colony Capital
SANTA ANA, Calif. (March 30, 2011) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it has received an $18 million financing commitment from Colony Capital, LLC, a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies, headquartered in Los Angeles. In conjunction with this financing, Colony was granted the right to an exclusive
60-day negotiating period during which it can evaluate a potential larger strategic investment with Grubb & Ellis.
“Colony Capital is a premier real estate investment and advisory firm with a strong track record of identifying undervalued real estate and corporate investment opportunities, and we welcome their support and the confidence they have shown in Grubb & Ellis,” said Thomas P. D’Arcy, president and chief executive officer. “We will work with Colony over the next 60 days as they focus on a possible larger strategic transaction. With this show of support by Colony, our clients and partners should feel confident that our experienced team of professionals will continue to provide the same outstanding service that they have come to expect from us.”
Should the company and Colony enter into a definitive agreement for a strategic transaction, Grubb & Ellis retains the right to solicit competing strategic transactions for a period of 25 business days.
JMP Securities served as financial advisor to Grubb & Ellis in connection with this financing.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.
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Grubb & Ellis Company 1151 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

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Grubb & Ellis Company Receives $18 Million Financing Commitment from Colony Capital
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further weakness in the company’s Investment Management business, including the velocity and volume of equity raised; (ii) the general economic downturn and recessionary pressures on transaction values of sales and leasing transactions and businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (viii) the inability of the company’s subsidiary, NNN Realty Advisors, Inc. to come into compliance with the contractually specified net worth requirements with respect to approximately 30 percent of the tenant-in-common programs managed by the company; (ix) the nature and amount of the net intercompany balance between the company and its wholly-owned subsidiary, NNN Realty Advisors, Inc., (x) the occurrence of bankruptcies by unaffiliated, individual investor entities in the company’s tenant-in-common programs which may result in demands for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company’s subsidiaries, which may, in turn, in the event such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; (xi) the ultimate outcome in various legal proceedings concerning tenant-in-common programs sponsored by the company’s subsidiaries, including the arbitration proceeding with respect to the Met 10 Center in Texas; (xii) the closing of the $18 million financing from Colony Capital; and (xiii) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009, Form 10-Q for the three-month periods ending March 31, 2010, June 30, 2010 and September 30, 2010 and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company 1151 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax